Green | Deals

Nuclear Reactor Maker Terra Innovatum to Go Public Via SPAC

By Maggie Eastland
April 22, 2025 at 11:00 AM UTC
Updated on April 22, 2025 at 7:58 PM UTC

Takeaways NEW

Hide

Terra Innovatum, a small-scale nuclear power developer, is going public by merging with GSR III Acquisition Corp, valuing the company at $475 million.

Summary by Bloomberg AI

The deal will provide Terra Innovatum with up to $230 million to pursue US Nuclear Regulatory Commission approval for its reactor design, aiming for commercial deployment by 2028.

Summary by Bloomberg AI

Terra modu can d electr hospit indust cost c hour.

Summa

Terra Innovatum, one of several competitors seeking to develop small-scale nuclear power, is set to go public by merging with the blank-check firm GSR III Acquisition Corp.

The company has a pre-money equity valuation of $475 million in the transaction, according to a statement confirming an earlier report by Bloomberg News. The deal will provide Terra Innovatum with up to $230 million in gross proceeds as it seeks US Nuclear Regulatory Commission approval to deploy its reactor design commercially by 2028.

Facing a frozen IPO market, merging with a SPAC was the fastest and easiest route to public trading, Terra Innovatum Chief Business Development Officer Giordano Morichi said in an interview. Brand recognition from the Nasdaq listing will help generate more customers and partners, he added.

Bloomberg Green
Australia's Biofuel Dreams Are Fading Before They Even Get Going
California's Fuel Industry Is Shrinking
US Imposes Tariffs Up to 3,521% on Asian Solar Imports
Pope Francis Saw Defending the Climate as an Urgent Priority for the World

"The SPAC will enable us to get this product out to the market, and exit it faster than most others," Morichi said.

Terra Innovatum will join a handful of startups – also trying to show small reactors can be viable – that have gone public via special purpose acquisition companies. They include Sam Altman-backed Oklo Inc., Terrestrial Energy Inc., Ares-backed X-Energy and Fluor Corp.-backed NuScale Power.



TERRA INNOVATUM
SOLO

Terra Innovatum's Leadership, from left, Massimo Morichi, Marco Cherubini, Cesare Frepoli, Giordano Morichi, and Alessandro Petruzzi *Source: Terra Innovatum*

"When you look at the performance and the ability to raise capital of the companies so far, there's a receptivity and frankly an appetite for these stories," Lewis Silberman, co-chief executive officer of GSR III, said in an interview. Investors understand the "structural deficiency of energy," he said.

NRC Review

Still, just a handful of small nuclear reactor projects have been completed. The crucial next step, for Terra and dozens of similar concepts in the pre-application phase, is securing regulatory approval. Terra Innovatum began working with the NRC in January.

"The idea was to challenge our design with the most important authority in the world for nuclear designs," said Alessandro Petruzzi, Terra Innovatum co-founder and chief executive officer, adding that the company plans to build its first reactor in the US.

The company's micro modular reactor design, trademarked by the name SOLO, can deliver about one megawatt of electricity using either standard-grade or more specialized fuel. The reactor, a cube with roughly 33-foot sides, is encased in concrete and uses helium gas for cooling, avoiding the risk of hydrogen explosions in water-cooled systems.

Petruzzi helped conceptualize the design in 2018, after researching nuclear safety at Pennsylvania State University and the University of Pisa.

The reactor design is "so small that it's really challenging from a physical point of view," he said, "to keep enough neutrons inside a limited space." Tackling that challenge in the design makes the reactor safer.

"You can stand close to the reactor, stand next to it for 10 years, and take in less radiation than a chest X-ray," Petruzzi said.

Hospitals, Data Centers

Since the reactors have no emergency zone area and operate outside the electrical grid, they will be suitable for hospitals, data centers, industrial sites and mining operations, among other possibilities, according to Terra Innovatum. The reactors will be built in a factory but assembled on-site, and multiple can be grouped together, the company said. A key selling point is the ability to deploy energy at the point-of-demand.

"The whole world is a customer," said Gus Garcia, co-CEO of GSR III and former head of global SPAC M&A at Bank of America Corp.

At an expected to cost about 7 cents per kilowatt-hour on a leveled basis, Terra Innovatum's electricity would be cheaper than the current rate for industrial uses, according to US Energy Information Administration averages. That will be possible because of the use of standard grade nuclear fuel and components from an existing supply chain, Petruzzi said.

The transaction is expected to close in the second half of the year, with Terra Innovatum to begin trading on the Nasdaq under the symbol NKLR.

(Updates with comments, details starting in third paragraph.)

In this Article

GSR III Acquisition Corp
10.17 ▲1.29%
Follow

Fluor Corp
33.88 ▲2.64%
Follow

Oklo Inc
21.53 ▲5.59%
Follow